EXHIBIT 4.2

PLEDGE AND SECURITY AGREEMENT

THIS PLEDGE AND SECURITY AGREEMENT (as the same may be amended, restated, supplemented or otherwise modified from time to time, this “Security Agreement”) is entered into as of June 4, 2013 by and among LAYNE CHRISTENSEN COMPANY, a Delaware corporation (the “Borrower”), the Subsidiaries of the Borrower listed on the signature pages hereto (together with the Borrower, the “Initial Grantors,” and together with any additional Subsidiaries, whether now existing or hereafter formed or acquired which become parties to this Security Agreement from time to time, in accordance with the terms of the Credit Agreement (as defined below), by executing a Supplement hereto in substantially the form of Annex I, the “Grantors”), and JPMORGAN CHASE BANK, N.A., a national banking association, in its capacity as administrative agent (the “Administrative Agent”) for itself and for the Secured Parties (as defined in the Credit Agreement identified below).

PRELIMINARY STATEMENT

The Borrower, the Administrative Agent and the Lenders are parties to a Credit Agreement dated as of March 25, 2011 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).  The Grantors are entering into this Security Agreement in connection with Amendment No. 2.  The Lenders and the Administrative Agent are entering into Amendment No. 2 in reliance upon the Grantors’ execution, delivery and performance under this Agreement.

ACCORDINGLY, the Grantors and the Administrative Agent, on behalf of the Secured Parties, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1.  Terms Defined in the Credit Agreement.  All capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement.

1.2.  Terms Defined in UCC.  Terms defined in the UCC which are not otherwise defined in this Security Agreement are used herein as defined in the UCC.

1.3.  Definitions of Certain Terms Used Herein.  As used in this Security Agreement, in addition to the terms defined in the Preliminary Statement, the following terms shall have the following meanings:

“Accounts” shall have the meaning set forth in Article 9 of the UCC.

“Affected Foreign Subsidiary” means any Foreign Subsidiary to the extent such Foreign Subsidiary acting as a Subsidiary Guarantor would cause a Deemed Dividend Problem.

“Article” means a numbered article of this Security Agreement, unless another document is specifically referenced.

“Chattel Paper” shall have the meaning set forth in Article 9 of the UCC.

“Collateral” means all Accounts, Chattel Paper, Commercial Tort Claims, Copyrights, Deposit Accounts, Documents, Equipment, Farm Products, Fixtures, General Intangibles, Goods, Instruments, Inventory, Investment Property, letters of credit, Letter-of-Credit Rights, Licenses, Patents, Pledged Deposits, Supporting Obligations, Trademarks and Other Collateral, wherever located, in which any Grantor now has or hereafter acquires any right or interest, and the proceeds (including Stock Rights), insurance proceeds and products thereof, together with all books and records, customer lists, credit files, computer files, programs, printouts and other computer materials and records related thereto. Notwithstanding anything to the contrary set forth herein, Collateral shall not include Excluded Property.

“Commercial Tort Claims” means commercial tort claims, as defined in the UCC of any Grantor, including each commercial tort claim specifically described in Exhibit “F”.

“Control” shall have the meaning set forth in Article 8 or, if applicable, in Section 9-104, 9-105, 9-106 or 9-107 of Article 9 of the UCC.

“Copyrights” means, with respect to any Person, all of such Person’s right, title, and interest in and to the following:  (a) all copyrights, rights and interests in copyrights, works protectable by copyright, copyright registrations, and copyright applications; (b) all renewals of any of the foregoing; (c) all income, royalties, damages, and payments now or hereafter due and/or payable under any of the foregoing, including, without limitation, damages or payments for past or future infringements for any of the foregoing; (d) the right to sue for past, present, and future infringements of any of the foregoing; and (e) all rights corresponding to any of the foregoing throughout the world.

“Deemed Dividend Problem” means, with respect to any Foreign Subsidiary, such Foreign Subsidiary’s accumulated and undistributed earnings and profits being deemed to be repatriated to the Borrower or the applicable parent Domestic Subsidiary under Section 956 of the Code and the effect of such repatriation causing adverse tax consequences to the Borrower or such parent Domestic Subsidiary, in each case as determined by the Borrower in its commercially reasonable judgment acting in good faith and in consultation with its legal and tax advisors.

“Default” means an event described in Section 5.1 hereof.

“Deposit Account Control Agreement” means an agreement, in form and substance satisfactory to the Administrative Agent, among any Grantor, a banking institution holding such Grantor’s funds, and the Administrative Agent with respect to collection and Control of all deposits and balances held in a deposit account maintained by such Grantor with such banking institution.

“Deposit Accounts” shall have the meaning set forth in Article 9 of the UCC.

“Documents” shall have the meaning set forth in Article 9 of the UCC.

“Equipment” shall have the meaning set forth in Article 9 of the UCC.

“Excluded Property” means (i) motor vehicles and other assets subject to certificates of title; (ii) any equipment, lease, license, permit, contract, instrument or agreement to which any Grantor is a party, if and so long as the pledge of, or grant of a security interest in, such property would result in a breach of applicable law or a breach, termination or default under the terms of such lease, license, permit, contract, instrument or agreement or any agreement to which such equipment is subject (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC); (iii) those Equity Interests of Foreign Subsidiaries excluded from the grant of security set forth in Article II hereof; (iv) the assets that are the subject of the SolmeteX Sale (provided, that such assets shall cease being Excluded Property if the SolmeteX Sale is not consummated on or before July 15, 2013; (v) any parcel of Real Estate having a book value and, to the extent a fair market appraisal thereof has been obtained, an appraised value of less than $10,000,000; (vi) those assets as to which the Administrative Agent, by notice to the Borrower, reasonably determines that the burden or cost of obtaining such a security interest, pledge or perfection thereof materially outweighs the benefit to the Secured Parties of the security to be afforded thereby; (vii) Equity Interests in any Person (other than those that are wholly-owned by a Grantor) for so long as the organizational documents of such Person or any shareholders’ or similar agreements to which such Person’s equityholders are subject prohibit such Grantor from granting the Administrative Agent a security interest therein; and (viii) any lease of equipment by a Loan Party and equipment subject thereto which are conveyed to a third party in connection with the financing of such lease and equipment, to the extent such Indebtedness and any Lien on such lease and/or equipment is otherwise permitted under Sections 6.01 and 6.02 of the Credit Agreement.

“Exhibit” refers to a specific exhibit to this Security Agreement, unless another document is specifically referenced.

“Farm Products” shall have the meaning set forth in Article 9 of the UCC.

“First Tier Foreign Subsidiary” means each Foreign Subsidiary with respect to which any one or more of the Borrower and its Domestic Subsidiaries owns or controls more than 50% of such Foreign Subsidiary’s issued and outstanding Equity Interests.

“Fixtures” shall have the meaning set forth in Article 9 of the UCC.

“General Intangibles” shall have the meaning set forth in Article 9 of the UCC and, in any event, includes payment intangibles, contract rights, rights to payment, rights arising under common law, statutes, or regulations, choses or things in action, goodwill (including the goodwill associated with any Trademark), Patents, Trademarks, Copyrights, URLs and domain names, Industrial Designs, other industrial or Intellectual Property or rights therein or applications therefor, whether under license or otherwise, programs, programming materials, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, including Licenses, infringement claims, computer programs, information contained on computer disks or tapes, software, literature, reports, catalogs, pension plan refunds, pension plan refund claims, insurance premium rebates, tax refunds, and tax refund claims, interests in a partnership or limited liability company which do not constitute a security under Article 8 of the UCC, and any other personal property other than Commercial Tort Claims, money, Accounts, Chattel Paper, Deposit Accounts, Goods, Investment Property, negotiable Collateral, and oil, gas, or other minerals before extraction.

“Goods” shall have the meaning set forth in Article 9 of the UCC.

“Industrial Designs” means (i) registered industrial designs and industrial design applications, and also includes registered industrial designs and industrial design applications listed in Exhibit “B”, (ii) all renewals, divisions and any industrial design registrations issuing thereon and any and all foreign applications corresponding thereto, (iii) all income, royalties, damages and payments now and hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past or future infringements thereof, (iv) the right to sue for past, present and future infringements thereof, and (v) all of each Grantor’s rights corresponding thereto throughout the world.

“Instruments” shall have the meaning set forth in Article 9 of the UCC.

“Intellectual Property” means all Patents, Trademarks, Copyrights and any other intellectual property.

“Inventory” shall have the meaning set forth in Article 9 of the UCC.

“Investment Property” shall have the meaning set forth in Article 9 of the UCC.

“Letter of Credit Rights” shall have the meaning set forth in Article 9 of the UCC.

“Licenses” means, with respect to any Person, all of such Person’s right, title, and interest in and to (a) any and all licensing agreements or similar arrangements in and to its Patents, Copyrights, or Trademarks, (b) all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including, without limitation, damages and payments for past and future breaches thereof, and (c) all rights to sue for past, present, and future breaches thereof.

“Other Collateral” means any property of the Grantors, not included within the defined terms Accounts, Chattel Paper, Commercial Tort Claims, Copyrights, Deposit Accounts, Documents, Equipment, Fixtures, Farm Products, General Intangibles, Goods, Instruments, Inventory, Investment Property, Letter-of-Credit Rights, Licenses, Patents, Pledged Deposits, Supporting Obligations and Trademarks, including, without limitation, all cash on hand, letters of credit, Stock Rights or any other deposits (general or special, time or demand, provisional or final) with any bank or other financial institution, it being intended that the Collateral include all real and personal property of the Grantors, subject to the limitations contained in Article II of this Security Agreement.

“Patents” means, with respect to any Person, all of such Person’s right, title, and interest in and to: (a) any and all patents and patent applications; (b) all inventions and improvements described and claimed therein; (c) all reissues, divisions, continuations, renewals, extensions, and continuations-in-part thereof; (d) all licenses of the foregoing whether as licensee or licensor; (e) all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including, without limitation, damages and payments for past and future infringements thereof; (f) all rights to sue for past, present, and future infringements thereof; and (g) all rights corresponding to any of the foregoing throughout the world.

“Pledged Collateral” means all Instruments, Securities and other Investment Property of the Grantors constituting Collateral, whether or not physically delivered to the Administrative Agent pursuant to this Security Agreement.

“Pledged Deposits” means all time deposits of money (other than Deposit Accounts and Instruments), whether or not evidenced by certificates, which a Grantor may from time to time designate as pledged to the Administrative Agent or to any Secured Party as security for any Secured Obligations, and all rights to receive interest on said deposits.

“Receivables” means the Accounts, Chattel Paper, Documents, Investment Property, Instruments or Pledged Deposits, and any other rights or claims to receive money which are General Intangibles or which are otherwise included as Collateral.

“Section” means a numbered section of this Security Agreement, unless another document is specifically referenced.

“Secured Obligations” means the Obligations and all obligations and other amounts owing by the Subsidiary Guarantors under the Subsidiary Guaranty.

“Security” shall have the meaning set forth in Article 8 of the UCC.

“Securities Account” has the meaning set forth in Article 8 of the UCC.

“Stock Rights” means any securities, dividends, instruments or other distributions and any other right or property which any Grantor shall receive or shall become entitled to receive for any reason whatsoever with respect to, in substitution for or in exchange for any Equity Interest constituting Collateral, any right to receive an Equity Interest and any right to receive earnings, in which any Grantor now has or hereafter acquires any right, issued by an issuer of such securities.

“Supporting Obligation” shall have the meaning set forth in Article 9 of the UCC.

“Trademarks” means, with respect to any Person, all of such Person’s right, title, and interest in and to the following:  (a) all trademarks (including service marks), trade names, trade dress, and trade styles and the registrations and applications for registration thereof and the goodwill of the business symbolized by the foregoing; (b) all licenses of the foregoing, whether as licensee or licensor; (c) all renewals of the foregoing; (d) all income, royalties, damages, and payments now or hereafter due or payable with respect thereto, including, without limitation, damages, claims, and payments for past and future infringements thereof; (e) all rights to sue for past, present, and future infringements of the foregoing, including the right to settle suits involving claims and demands for royalties owing; and (f) all rights corresponding to any of the foregoing throughout the world.

“Unliquidated Obligations” means at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is: (i) an obligation under the Credit Agreement to reimburse the Issuing Bank for drawings not yet made under a Letter of Credit issued by it; (ii) any other obligation (including any guarantee) under the Credit Agreement that is contingent in nature at such time; or (iii) an obligation under the Credit Agreement to provide collateral to secure any of the foregoing types of obligations.

“Voting Power”  means with respect to any share of Voting Stock, the number of votes that the holder of such share may cast in an election of members of the Board of Directors (or analogous governing body) of the issuer of such share.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

ARTICLE II

GRANT OF SECURITY INTEREST; LIMITATION ON PERFECTION OF LIEN UPON
CERTAIN EQUITY INTERESTS.

Each of the Grantors hereby pledges, assigns and grants to the Administrative Agent, on behalf of and for the benefit of the Secured Parties, a security interest in all of such Grantor’s right, title and interest, whether now owned or hereafter acquired, in and to the Collateral to secure the prompt and complete payment and performance of the Secured Obligations; provided that, notwithstanding anything to the contrary contained in this Article II, (a) no Equity Interests in any Foreign Subsidiary that is not a First Tier Foreign Subsidiary shall be pledged or required to be pledged to the Administrative Agent hereunder or under any other Collateral Document (and the term “Collateral” shall not include any Equity Interests of such Foreign Subsidiary) and (b) the amount of Equity Interests in any First Tier Foreign Subsidiary that is an Affected Foreign Subsidiary pledged or required to be pledged to the Administrative Agent hereunder or under any other Collateral Document shall be automatically limited to the Voting Stock of such First Tier Foreign Subsidiary representing not more than 65% of the total Voting Power of all outstanding Voting Stock of such First Tier Foreign Subsidiary (and the term “Collateral” shall not include any other Equity Interests of such First Tier Foreign Subsidiary).  For the avoidance of doubt, the grant of a security interest herein shall not be deemed to be an assignment of intellectual property rights owned by the Grantors.

Notwithstanding anything to the contrary set forth herein, each Grantor shall be required to comply with all provisions set forth herein with respect to the perfection of Liens upon Equity Interests of Persons organized under the laws of the United States of America or a political subdivision thereof and that are wholly owned by such Grantor.  With respect to Persons that are not wholly owned by such Grantor or that are organized under the laws of a jurisdiction other than the United States of America or a political subdivision thereof, no Grantor shall be required to take any action in respect of perfecting the Lien of the Administrative Agent in the Equity Interests thereof, other than authorizing the filing of financings statements in respect of such Equity Interests, until such time as reasonably requested by the Administrative Agent.  Upon any such request, such Grantor shall promptly perfect the Administrative Agent’s Lien therein, including, without limitation, by delivering control agreements or local-law pledge documentation in respect thereof, or otherwise taking the actions contemplated by this Security Agreement.  Equity Interests constituting Excluded Property shall not be subject to the perfection requirements set forth in this paragraph.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each of the Initial Grantors represents and warrants to the Administrative Agent and the Secured Parties, and each Grantor that becomes a party to this Security Agreement pursuant to the execution of a Security Agreement Supplement in substantially the form of Annex I represents and warrants (after giving effect to supplements to each of the Exhibits hereto with respect to such subsequent Grantor as attached to such Security Agreement Supplement), that:

3.1.  Title, Authorization, Validity and Enforceability.  Such Grantor has good and valid rights in or the power to transfer the Collateral owned by it and title to the Collateral with respect to which it has purported to grant a security interest hereunder, free and clear of all Liens except for Liens permitted under Section 4.1.6 hereof, and has full corporate, limited liability company or partnership, as applicable, power and authority to grant to the Administrative Agent the security interest in such Collateral pursuant hereto.  The execution and delivery by such Grantor of this Security Agreement have been duly authorized by proper corporate, limited liability company, limited partnership or partnership, as applicable, proceedings, and this Security Agreement constitutes a legal, valid and binding obligation of such Grantor and creates a security interest which is enforceable against such Grantor in all Collateral it now owns or hereafter acquires, except as enforceability may be limited by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization or similar laws relating to or affecting the enforcement of creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), and (iii) requirements of reasonableness, good faith and fair dealing.  When financing statements have been filed in the appropriate offices against such Grantor in the locations listed in Exhibit “E”, the Administrative Agent will have a fully perfected first priority security interest in the Collateral owned by such Grantor in which a security interest may be perfected by filing of a financing statement under the UCC, subject only to Liens permitted under Section 4.1.6 hereof.

3.2.  Conflicting Laws and Contracts.  Neither the execution and delivery by such Grantor of this Security Agreement, the creation and perfection of the security interest in the Collateral granted hereunder, nor compliance with the terms and provisions hereof will violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on such Grantor, or (ii) such Grantor’s charter, articles or certificate of incorporation, partnership agreement or by-laws (or similar constitutive documents), or (iii) the provisions of any indenture, instrument or agreement to which such Grantor is a party or is subject, or by which it, or its property may be bound or affected, or conflict with or constitute a default thereunder, or result in or require the creation or imposition of any Lien in, of or on the property of such Grantor pursuant to the terms of any such indenture, instrument or agreement (other than any Lien of the Administrative Agent on behalf of the Secured Parties).

3.3.  Principal Location.  Such Grantor’s mailing address and the location of its place of business (if it has only one) or its chief executive office (if it has more than one place of business), are disclosed in Exhibit “A”; except for job sites, such Grantor has no other places of business except those set forth in Exhibit “A”.

3.4.  Property Locations.  Except to the extent located on job sites, in transit or having a book value of less than $1,000,000 at any such location, the Inventory, Equipment and Fixtures of each Grantor are located solely at the locations of such Grantor described in Exhibit “A”.  All of such locations are owned by such Grantor except for locations (i) which are leased by such Grantor as lessee and designated in Part B of Exhibit “A” or (ii) at which Inventory is held in a public warehouse or is otherwise held by a bailee or on consignment by such Grantor as designated in Part C of Exhibit “A”, with respect to which Inventory having a book value in excess of $1,000,000 at any such location such Grantor has delivered bailment agreements, warehouse receipts, financing statements or other documents satisfactory to the Administrative Agent to protect the Administrative Agent’s and the Secured Parties’ security interest in such Inventory.

3.5.  No Other Names; Etc..  Within the five-year period ending as of the date such Person becomes a Grantor hereunder, such Grantor has not conducted business under any name, changed its jurisdiction of formation, merged with or into or consolidated with any other Person, except as disclosed in Exhibit “A”.  The name in which such Grantor has executed this Security Agreement is the exact name as it appears in such Grantor’s organizational documents, as amended, as filed with such Grantor’s jurisdiction of organization as of the date such Person becomes a Grantor hereunder.

3.6.  No Default.  No Default or Event of Default exists.

3.7.  Accounts and Chattel Paper.  The names of the obligors, amounts owing, due dates and other information with respect to the Accounts and Chattel Paper owned by such Grantor are and will be correctly stated in all material respects in all records of such Grantor relating thereto and in all invoices and reports with respect thereto furnished to the Administrative Agent by such Grantor from time to time.  As of the time when each Account or each item of Chattel Paper arises, such Grantor shall be deemed to have represented and warranted that such Account or Chattel Paper, as the case may be, and all records relating thereto, are genuine and in all material respects what they purport to be.

3.8.  Filing Requirements.  None of the Collateral owned by such Grantor is of a type for which security interests or liens may be perfected by filing under any federal statute except for Patents, Trademarks and Copyrights held by such.  The legal description, county and street address of each parcel of real property having a book value and, to the extent an appraisal thereof has been obtained, a fair market appraised value equal to or in excess of $10,000,000 owned by such Grantor is set forth in Exhibit “C” together with the name and address of the record owner of each such property.

3.9.  No Financing Statements, Security Agreements.  No Grantor has authorized the filing of any financing statement or security agreement describing all or any portion of the Collateral which has not lapsed or been terminated naming such Grantor as debtor in any jurisdiction except financing statements (i) naming the Administrative Agent on behalf of the Secured Parties as the secured party and (ii) in respect of Liens permitted by Section 6.02 of the Credit Agreement; provided, that nothing herein shall be deemed to constitute an agreement to subordinate any of the Liens of the Administrative Agent under the Loan Documents to any Liens otherwise permitted under Section 6.02 of the Credit Agreement.

3.10.    Federal Employer Identification Number; State Organization Number; Jurisdiction of Organization.  Such Grantor’s federal employer identification number is, and if such Grantor is a registered organization, such Grantor’s State of organization, type of organization and State of organization identification number are, listed in Exhibit “G”.

3.11.    Pledged Securities and Other Investment Property.  Exhibit “D” sets forth a complete and accurate list of the Instruments, Securities and other Investment Property constituting Collateral and delivered to the Administrative Agent.  Each Grantor is the direct and beneficial owner of each Instrument, Security and other type of Investment Property listed in Exhibit “D” as being owned by it, free and clear of any Liens, except for the security interest granted to the Administrative Agent for the benefit of the Secured Parties hereunder or as permitted by Section 6.02 of the Credit Agreement.  Each Grantor further represents and warrants that (i) all Pledged Collateral owned by it constituting an Equity Interest has been (to the extent such concepts are relevant with respect to such Pledged Collateral) duly authorized and validly issued, are fully paid and non-assessable and constitute the percentage of the issued and outstanding shares of stock (or other Equity Interests) of the respective issuers thereof indicated in Exhibit “D” hereto; provided, that with respect to Equity Interests in a Person that is not wholly-owned or majority-owned by one or more Grantors, such representation and warranty is made to the best of the applicable Grantor’s knowledge; (ii) with respect to any certificates delivered to the Administrative Agent representing an Equity Interest, either such certificates are Securities as defined in Article 8 of the UCC of the applicable jurisdiction as a result of actions by the issuer or otherwise, or, if such certificates are not Securities, such Grantor has so informed the Administrative Agent so that the Administrative Agent may take steps to perfect its security interest therein as a General Intangible and (iii) to the extent requested by the Administrative Agent, all such Pledged Collateral held by a securities intermediary is covered by a control agreement among such Grantor, the securities intermediary and the Administrative Agent pursuant to which the Administrative Agent has Control.

3.12.    Intellectual Property.

3.12.1  Exhibit “B” contains a complete and accurate listing as of the Effective Date of all Intellectual Property of each Grantor that is material to the business of such Grantor, including, without limitation, each patent, trademark, copyright or other item of Intellectual Property with a value of $1,000,000 or more (“Material Intellectual Property”), including, but not limited to the following: (i) state, U.S. and foreign trademark registrations, applications for trademark registration and common law trademarks, (ii) U.S. and foreign patents and patents applications, together with all reissuances, continuations, continuations in part, revisions, extensions, and reexaminations thereof, (iii) U.S. and foreign copyright registrations and applications for registration, (iv) foreign industrial design registrations and industrial design applications, (v) trade secrets, (vi) domain names, (vii) proprietary computer software, (viii) all forms of Intellectual Property described in clauses (i)-(iii) above that are owned by a third party and licensed to the Grantors or otherwise used by the Grantors under contract, and (ix) the names of any Person who has been granted rights in respect thereof outside of the ordinary course of business.  All of the U.S. registrations, applications for registration or applications for issuance of the Material Intellectual Property are valid and subsisting, in good standing and are recorded or in the process of being recorded in the name of the applicable Grantor.

3.12.2  Such Material Intellectual Property is valid, subsisting, unexpired (where registered) and enforceable and has not been abandoned or adjudged invalid or unenforceable, in whole or in part, except as could not be reasonably expected to result in a Material Adverse Effect.

3.12.3  No Person other than the respective Grantor has any right or interest of any kind or nature in or to any Material Intellectual Property, including any right to sell, license, lease, transfer, distribute, use or otherwise exploit such Material Intellectual Property or any portion thereof outside of the ordinary course of the respective Grantor’s business.  Except as disclosed on “Exhibit B”, each Grantor has good, marketable and exclusive title to, and the valid and enforceable power and right to sell, license, transfer, distribute, use and otherwise exploit, its Material Intellectual Property, except as could not be reasonably expected to result in a Material Adverse Effect.

3.12.4  Each Grantor has taken or caused to be taken steps so that none of its Material Intellectual Property, the value of which to the Grantors are contingent upon maintenance of the confidentiality thereof, have been disclosed by such Grantor to any Person other than employees, contractors, customers, representatives and agents of the Grantors who are parties to customary confidentiality and nondisclosure agreements with the Grantors, except as could not be reasonably expected to result in a Material Adverse Effect.

3.12.5  To each Grantor’s knowledge, no Person has violated, infringed upon or breached, or is currently violating, infringing upon or breaching, any of the rights of the Grantors to the Material Intellectual Property or has breached or is breaching any duty or obligation owed to the Grantors in respect of the Material Intellectual Property except where those breaches, individually or in the aggregate, could not be reasonably expected to result in a Material Adverse Effect.

3.12.6  No settlement or consents, covenants not to sue, nonassertion assurances, or releases have been entered into by any Grantor or to which any Grantor is bound that adversely affects its rights to own or use any Material Intellectual Property except as could not be reasonably expected to result in a Material Adverse Effect, in each case individually or in the aggregate.

3.12.7  No Grantor has received any written notice that remains outstanding challenging the validity, enforceability, or ownership of any Material Intellectual Property except where those challenges could not reasonably be expected to result in a Material Adverse Effect, and to such Grantor’s knowledge at the date hereof there are no facts upon which such a challenge could be made.

3.12.8  Each Grantor owns directly or is entitled to use, by license or otherwise, all Material Intellectual Property necessary for the conduct of such Grantor’s business, except as could not be reasonably expected to result in a Material Adverse Effect.

3.12.9  Each Grantor uses adequate standards of quality in the manufacture, distribution, and sale of all products sold and in the provision of all services rendered under or in connection with all trademarks and has taken all commercially reasonable action necessary to insure that all licensees of the trademarks owned or licensed by such Grantor use such adequate standards of quality, except where the failure to use adequate standards of quality could not reasonably be expected to result in a Material Adverse Effect.

3.12.10 The consummation of the transactions contemplated by the Loan Documents will not result in the termination or material impairment of any of the Material Intellectual Property, except as could not be reasonably expected to result in a Material Adverse Effect.

3.13.    Deposit Accounts and Securities Accounts.  Except for payroll and local petty cash accounts maintained by such Grantor in proximity to its operations, all of such Grantor’s Deposit Accounts and Securities Accounts are listed on Exhibit “H”.

ARTICLE IV

COVENANTS

From the date of this Security Agreement and thereafter until this Security Agreement is terminated, each of the Initial Grantors agrees, and from and after the effective date of any Security Agreement Supplement applicable to any Grantor (and after giving effect to supplements to each of the Exhibits hereto with respect to such subsequent Grantor as attached to such Security Agreement Supplement) and thereafter until this Security Agreement is terminated each such subsequent Grantor agrees:

4.1.  General.

4.1.1  Inspection.  Each Grantor will permit the Administrative Agent or any Secured Party, by its representatives and agents (i) to inspect the Collateral, (ii) to examine and make copies of the records of such Grantor relating to the Collateral and (iii) to discuss the Collateral and the related records of such Grantor with, and to be advised as to the same by, such Grantor’s officers and employees (and, in the case of any Receivable, with any person or entity which is or may be obligated thereon), all at such reasonable times and intervals as the Administrative Agent or such Secured Party may determine, and at such Grantor’s expense (A) in the case of the Administrative Agent, all of the foregoing and (B) in the case of any other Secured Party, all of the foregoing after the occurrence and during the continuance of a Default.

4.1.2  Taxes.  Such Grantor will pay when due all taxes, assessments and governmental charges and levies upon the Collateral owned by such Grantor, except (i) those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with GAAP and with respect to which no perfected Lien exists, and (ii) those which by reason of the amount involved or the remedies available to the taxing authority could not reasonably be expected to have a Material Adverse Effect.

4.1.3  Records and Reports; Notification of Default.  Each Grantor shall keep and maintain proper books and records with respect to the Collateral owned by such Grantor that are complete and accurate in all material respects, and furnish to the Administrative Agent, with sufficient copies for each of the Secured Parties, such reports relating to the Collateral as the Administrative Agent shall from time to time reasonably request.  Each Grantor will give prompt notice in writing to the Administrative Agent and the Lenders of the occurrence of any Default or Event of Default and of any other development, financial or otherwise, which might materially and adversely affect the Collateral.

4.1.4  Financing Statements and Other Actions; Defense of Title.  Each Grantor hereby authorizes the Administrative Agent to file, and if requested will execute and deliver to the Administrative Agent, all financing statements describing the Collateral owned by such Grantor and other documents and take such other actions as may from time to time reasonably be requested by the Administrative Agent in order to maintain a first priority, perfected security interest in and, if applicable, Control of, the Collateral owned by such Grantor, subject to Liens permitted under Section 6.02 of the Credit Agreement, provided that nothing herein shall be deemed to constitute an agreement to subordinate any of the Liens of the Administrative Agent under the Loan Documents to any Liens otherwise permitted under Section 6.02 of the Credit Agreement.  Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of collateral that describes such property in any other manner as the Administrative Agent may determine, in its sole discretion, is necessary, advisable or prudent to ensure that the perfection of the security interest in the Collateral granted to the Administrative Agent herein, including, without limitation, describing such property as “all assets of the debtor whether now owned or hereafter acquired and wheresoever located, including all accessions thereto and proceeds thereof.”  Each Grantor will take any and all actions necessary to defend title to the Collateral (other than Collateral which in the aggregate is less than $1,000,000) owned by such Grantor against all persons and to defend the security interest of the Administrative Agent in such Collateral and the priority thereof against any Lien not expressly permitted hereunder.

4.1.5 Disposition of Collateral.  No Grantor will sell, lease or otherwise dispose of the Collateral owned by such Grantor except (i) prior to the occurrence of a Default or Event of Default, dispositions specifically permitted pursuant to Section 6.03 of the Credit Agreement, (ii) until such time following the occurrence of a Default as such Grantor receives a notice from the Administrative Agent instructing such Grantor to cease such transactions, sales or leases of Inventory in the ordinary course of business, and (iii) until such time as such Grantor receives a notice from the Administrative Agent pursuant to Article VII, proceeds of, and collections on, Inventory, Accounts, Chattel Paper, General Intangibles and Instruments  collected in the ordinary course of business.

4.1.6  Liens.  No Grantor will create, incur, or suffer to exist any Lien on the Collateral owned by such Grantor except Liens permitted pursuant to Section 6.02 of the Credit Agreement, provided, that nothing herein shall be deemed to constitute an agreement to subordinate any of the Liens of the Administrative Agent under the Loan Documents to any Liens otherwise permitted under Section 6.02 of the Credit Agreement.

4.1.7  Change in Corporate Existence, Type or Jurisdiction of Organization, Location, Name.  Each Grantor will:

(i)
Except as permitted by Section 6.03 of the Credit Agreement, preserve its existence and corporate structure as in effect on the Effective Date or such other date on which such Grantor becomes a party to this Security Agreement;

(ii)	not change its name or jurisdiction of organization;

(iii)	not maintain its place of business (if it has only one) or its chief executive office (if it has more than one place of business) at a location other than a location specified in Exhibit “A”; and

(iv)
not (i) have any Inventory, Equipment or Fixtures or proceeds or products thereof (other than Inventory and proceeds thereof disposed of as permitted by Section 4.1.5) at a location other than a location specified in Exhibit “A”, (ii) change its name or taxpayer identification number or (iii) change its mailing address, unless, in each such case, such Grantor shall have given the Administrative Agent not less than thirty (30) days’ prior written notice of such event or occurrence (or such lesser period of notice that is acceptable to the Administrative Agent) and the Administrative Agent shall have either (x) determined that such event or occurrence will not adversely affect the validity, perfection or priority of the Administrative Agent’s security interest in the Collateral, or (y) taken such steps (with the cooperation of such Grantor to the extent necessary or advisable) as are necessary or advisable to properly maintain the validity, perfection and priority of the Administrative Agent’s security interest in the Collateral owned by such Grantor.

4.1.8  Other Financing Statements.  No Grantor will authorize the filing of any financing statement naming it as debtor covering all or any portion of the Collateral owned by such Grantor, except any financing statement authorized under Section 4.1.4 hereof or relating to Liens permitted by Section 6.02 of the Credit Agreement.  Each Grantor acknowledges that it is not authorized to file any financing statement or amendment or termination statement with respect to any financing statement filed in connection herewith without the prior written consent of the Administrative Agent, subject to such Grantor’s rights under Section 9-509(d)(2) of the UCC.

4.2.  Receivables.

4.2.1  Certain Agreements on Receivables.  During the occurrence and continuation of a Default, no Grantor will make or agree to make any discount, credit, rebate or other reduction in the original amount owing on a Receivable or accept in satisfaction of a Receivable less than the original amount thereof.  Prior to the occurrence and continuation of a Default, such Grantor may reduce the amount of Accounts arising from the sale of Inventory or the rendering of services in accordance with its present policies and in the ordinary course of business and as otherwise permitted under the Credit Agreement.

4.2.2  Collection of Receivables.  Except as otherwise provided in this Security Agreement, each Grantor will collect and enforce, at such Grantor’s sole expense, all amounts due or hereafter due to such Grantor under the Receivables owned by such Grantor.

4.2.3  Delivery of Invoices.  Each Grantor will deliver to the Administrative Agent immediately upon its request after the occurrence of a Default duplicate invoices with respect to each Account owned by such Grantor bearing such language of assignment as the Administrative Agent shall specify.

4.2.4  Disclosure of Counterclaims on Receivables.  If (i) any discount, credit or agreement to make a rebate or to otherwise reduce the amount owing on a Receivable owned by such Grantor exists or (ii) if, to the knowledge of such Grantor, any dispute, setoff, claim, counterclaim or defense exists or has been asserted or threatened with respect to a Receivable, such Grantor will disclose such fact to the Administrative Agent in writing in connection with the inspection by the Administrative Agent of any record of such Grantor relating to such Receivable and in connection with any invoice or report furnished by such Grantor to the Administrative Agent relating to such Receivable.

4.2.5  Electronic Chattel Paper.  Each Grantor shall take all steps necessary to grant the Administrative Agent Control of all electronic chattel paper in accordance with the UCC and all “transferable records” as defined in each of the Uniform Electronic Transactions Act and the Electronic Signatures in Global and National Commerce Act.

4.3.  Maintenance of Goods.  Each Grantor will do all things necessary to maintain, preserve, protect and keep the Inventory and the Equipment owned by such Grantor in good repair, working order and saleable condition (ordinary wear and tear excepted) and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

4.4.  Instruments, Securities, Chattel Paper, Documents and Pledged Deposits.  Each Grantor will (i) deliver to the Administrative Agent promptly after execution of this Security Agreement the originals of all Chattel Paper, Securities (to the extent certificated) and Instruments constituting Collateral (if any then exist) and, in the case of Chattel Paper or Instruments, having an individual face value in excess of $1,000,000 or an aggregate face value in excess of $1,000,000, (ii) hold in trust for the Administrative Agent upon receipt and promptly thereafter deliver to the Administrative Agent any Chattel Paper, Securities and Instruments constituting Collateral (in the case of Chattel Paper and Instruments, subject to the delivery thresholds set forth in clause (i), (iii) promptly after the designation of any Pledged Deposits (as set forth in the definition thereof), deliver to the Administrative Agent such Pledged Deposits which are evidenced by certificates included in the Collateral having an individual face value in excess of $1,000,000 or an aggregate face value in excess of $1,000,000 endorsed in blank, marked with such legends and assigned as the Administrative Agent shall specify, (iv) upon the Administrative Agent’s request, after the occurrence and during the continuance of a Default, deliver to the Administrative Agent (and thereafter hold in trust for the Administrative Agent upon receipt and immediately deliver to the Administrative Agent) any Document evidencing or constituting Collateral, and (v) upon the Administrative Agent's request, deliver to the Administrative Agent a duly executed amendment to this Security Agreement, in the form of Exhibit “I” hereto (the “Amendment”), pursuant to which such Grantor will pledge such additional Collateral.  Such Grantor hereby authorizes the Administrative Agent to attach each Amendment to this Security Agreement and agrees that all additional Collateral owned by it set forth in such Amendments shall be considered to be part of the Collateral.

4.5.  Uncertificated Securities and Certain Other Investment Property.  Each Grantor will permit the Administrative Agent from time to time to cause the appropriate issuers (and, if held with a securities intermediary, such securities intermediary) of uncertificated securities or other types of Investment Property not represented by certificates which are Collateral owned by such Grantor to mark their books and records with the numbers and face amounts of all such uncertificated securities or other types of Investment Property not represented by certificates and all rollovers and replacements therefor to reflect the Lien of the Administrative Agent granted pursuant to this Security Agreement.  To the extent requested by the Administrative Agent, each Grantor will use all commercially reasonable efforts, with respect to Investment Property constituting Collateral owned by such Grantor held with a financial intermediary, to cause such financial intermediary to enter into a control agreement with the Administrative Agent in form and substance reasonably satisfactory to the Administrative Agent.

4.6.  Stock and Other Ownership Interests.

4.6.1  Changes in Capital Structure of Issuers.  Except as permitted in the Credit Agreement, no Grantor will vote to permit any issuer of privately held corporate securities or other ownership interests in a corporation, partnership, joint venture or limited liability company constituting Collateral owned by such Grantor to dissolve, liquidate, retire any of its capital stock or other Instruments or Securities evidencing ownership, reduce its capital or merge or consolidate with any other entity.

4.6.2  Issuance of Additional Securities. No Grantor will vote to permit the issuer of privately held corporate securities or other ownership interests in a corporation, partnership, joint venture or limited liability company constituting Collateral to issue any such securities or other ownership interests, any right to receive the same or any right to receive earnings, except to such Grantor.

4.6.3  Registration of Pledged Securities and other Investment Property.  Each Grantor will permit any registrable Collateral owned by such Grantor to be registered in the name of the Administrative Agent or its nominee at any time at the option of the Required Lenders following the occurrence and during the continuance of an Event of Default and without any further consent of such Grantor.

4.6.4  Exercise of Rights in Pledged Securities and other Investment Property.  Each Grantor will permit the Administrative Agent or its nominee at any time after the continuance of a Default, after notice to the Borrower, to exercise or refrain from exercising any and all voting and other consensual rights pertaining to the Collateral owned by such Grantor or any part thereof, and to receive all dividends and interest in respect of such Collateral.

4.7.  Deposit Accounts.  Each Grantor will (i) upon the Administrative Agent’s request, exercise commercially reasonable efforts to cause each bank or other financial institution in which it maintains (a) a Deposit Account (other than any payroll and local petty cash accounts maintained by such Grantor in proximity to its operations) to enter into a control agreement with the Administrative Agent, in form and substance satisfactory to the Administrative Agent in order to give the Administrative Agent Control of the Deposit Account or (b) other deposits (general or special, time or demand, provisional or final) to be notified of the security interest granted to the Administrative Agent hereunder and cause each such bank or other financial institution to acknowledge such notification in writing and (ii) upon the Administrative Agent’s request after the occurrence and during the continuance of a Default, deliver to each such bank or other financial institution a letter, in form and substance acceptable to the Administrative Agent, transferring ownership of the Deposit Account to the Administrative Agent or transferring dominion and control over each such other deposit to the Administrative Agent until such time as no Default exists.  In the case of deposits maintained with Lenders, the terms of such letter shall be subject to the provisions of the Credit Agreement regarding setoffs.

4.8.  Letter-of-Credit Rights.  Each Grantor will, upon the Administrative Agent’s request, exercise commercially reasonable efforts to cause each issuer of a letter of credit issued to such Grantor as the beneficiary, to consent to the assignment of proceeds of such letter of credit in order to give the Administrative Agent Control of the Letter of Credit Rights to such letter of credit.

4.9.  Federal, State or Municipal Claims.  Each Grantor, upon the Administrative Agent’s reasonable request, will notify the Administrative Agent of any Collateral owned by such Grantor which constitutes a claim against the United States government or any state or local government or any instrumentality or agency thereof, the assignment of which claim is restricted by federal, state or municipal law.  Furthermore, each Grantor will execute and deliver to the Administrative Agent such documents, agreements and instruments, and will take such further actions (including, without limitation, the taking of necessary actions under the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.)), which the Administrative Agent may, from time to time, reasonably request, to ensure perfection and priority of the Liens hereunder in respect of Accounts and General Intangibles owing by any government or instrumentality or agency thereof, all at the expense of the Borrower.

4.10.    No Interference.  Each Grantor agrees that it will not interfere with any right, power and remedy of the Administrative Agent provided for in this Security Agreement or now or hereafter existing at law or in equity or by statute or otherwise, or the exercise or beginning of the exercise by the Administrative Agent of any one or more of such rights, powers or remedies.

4.11.    Insurance.  Inthe event any real property Collateral is located in any area that has been designated by the Federal Emergency Management Agency as a “Special Flood Hazard Area”, each Grantor shall purchase and maintain flood insurance on such Collateral (including any personal property which is located on any real property leased by such Grantor within a “Special Flood Hazard Area”).  The amount of  flood insurance required by this Section shall be in an amount equal to the lesser of the total Commitment or the total replacement cost value of the improvements.

4.12.    Intellectual Property.

4.12.1 If, after the date hereof, any Grantor makes any filing or obtains any acceptance of a statement of use or an amendment to allege use with the United States Patent and Trademark Office, or applies for or seeks registration of, any new patentable invention, Trademark or Copyright in addition to the Patents, Trademarks and Copyrights described in Part C of Exhibit “B”, which are all of such Grantor’s federally registered Patents, Trademarks and Copyrights as of the Effective Date, then such Grantor shall give the Administrative Agent notice thereof, as part of each compliance certificate provided to the Administrative Agent pursuant to the Credit Agreement.  Each Grantor agrees promptly upon request by the Administrative Agent to execute and deliver to the Administrative Agent any supplement to this Security Agreement or any other document reasonably requested by the Administrative Agent to evidence such security interest in a form appropriate for recording in the applicable federal office.  Each Grantor also hereby authorizes the Administrative Agent to modify this Security Agreement unilaterally (i) by amending Part C of Exhibit “B” to include any future Patents, Trademarks and/or Copyrights of which the Administrative Agent receives notification from such Grantor pursuant hereto and (ii) by recording, in addition to and not in substitution for this Security Agreement, a duplicate original of this Security Agreement containing in Part C of Exhibit “B” a description of such future Patents, Trademarks and/or Copyrights.

4.12.2 As of the Effective Date, no Grantor has any interest in, or title to, any federally registered Copyrights, Licenses, Patents or Trademarks except as set forth in Exhibit “B”.  This Agreement is effective to create a valid and continuing Lien on such Copyrights, Licenses, Patents and Trademarks and, upon filing of the Confirmatory Grant of Security Interest in Copyrights with the United States Copyright Office and filing of the Confirmatory Grant of Security Interest in Patents and the Confirmatory Grant of Security Interest in Trademarks with the United States Patent and Trademark Office, and the filing of appropriate financing statements in the jurisdictions listed in Exhibit “E” hereto, all action necessary or desirable to protect and perfect the security interest in, to and on each Grantor’s federally registered Patents, Trademarks or Copyrights has been taken and such perfected security interest is enforceable as such as against any and all creditors of and purchasers from any Grantor.  No Grantor has any interest in any Copyright that is necessary in connection with the operation of such Grantor’s business, except for those Copyrights identified in Exhibit “B” attached hereto which have been registered with the United States Copyright Office, except as could not reasonably be expected to result in a Material Adverse Effect.

4.13.  Commercial Tort Claims.  If, after the date hereof, any Grantor identifies the existence of a Commercial Tort Claim belonging to such Grantor having a value in excess of $500,000 as estimated by such Grantor in good faith that has arisen in the course of such Grantor’s business in addition to the Commercial Tort Claims described in Exhibit “F”, which are all of such Grantor’s Commercial Tort Claims as of the Effective Date having a value in excess of $500,000 as estimated by such Grantor in good faith, then such Grantor shall give the Administrative Agent prompt notice thereof, but in any event not less frequently than quarterly.  Each Grantor agrees promptly upon request by the Administrative Agent to execute and deliver to the Administrative Agent any supplement to this Security Agreement or any other document reasonably requested by the Administrative Agent to evidence the grant of a security interest therein in favor of the Administrative Agent.

4.14.  Updating of Exhibits to Security Agreement.  The Borrower will provide to the Administrative Agent, concurrently with the delivery of the certificate of a Financial Officer of the Borrower as required by Section 5.01(c) of the Credit Agreement, updated versions of the Exhibits to this Security Agreement (provided that if there have been no changes to any such Exhibits since the previous updating thereof required hereby, the Borrower shall indicate that there has been “no change” to the applicable Exhibit(s)).  For the avoidance of doubt, such updated Exhibits shall be provided by each Grantor to the Administrative Agent for informational purposes only and the receipt of such updated Exhibits by the Administrative Agent shall not be understood to permit any action prohibited hereunder or constitute a waiver of any provision contained herein.

ARTICLE V

DEFAULT

5.1.  The occurrence of any one or more of the following events shall constitute a Default:

5.1.1  Any representation or warranty made by or on behalf of any Grantor under or in connection with this Security Agreement shall be materially false as of the date on which made.

5.1.2  The breach by any Grantor of any of the terms or provisions of Article IV (other than Section 4.1.1, Section 4.1.2, the first sentence of Section 4.1.3, Section 4.2 or Section 4.11) or Article VII.

5.1.3  The breach by any Grantor (other than a breach which constitutes a Default under Section 5.1.1 or 5.1.2 hereof) of any of the terms or provisions of this Security Agreement which is not remedied within ten (10) days after the giving of written notice to such Grantor by the Administrative Agent.

5.1.4  Any material portion of the Collateral shall be transferred or otherwise disposed of, either voluntarily or involuntarily, in any manner not permitted by Section 4.1.5 or 8.8 hereof or, to the extent not covered by insurance, shall be lost, stolen, damaged or destroyed.

5.1.5  The occurrence of any “Event of Default” under, and as defined in, the Credit Agreement.

5.2.  Remedies.

5.2.1  Upon the occurrence and during the continuation of a Default, the Administrative Agent may, and at the direction of the Required Lenders shall, exercise any or all of the following rights and remedies:

(i)
Those rights and remedies provided in this Security Agreement, the Credit Agreement, or any other Loan Document, provided that this clause (i) shall not be understood to limit any rights or remedies available to the Administrative Agent and the Secured Parties prior to a Default.

(ii)
Those rights and remedies available to a secured party under the UCC (whether or not the UCC applies to the affected Collateral) or under any other applicable law (including, without limitation, any law governing the exercise of a bank’s right of setoff or bankers’ lien) when a debtor is in default under a security agreement.

(iii)
Give notice of sole control or any other instruction under any Deposit Account Control Agreement or other control agreement with any securities intermediary and take any action therein with respect to such Collateral.

(iv)
Without notice (except as specifically provided in Section 8.1 hereof or elsewhere herein or as required by Applicable Law), demand or advertisement of any kind to any Grantor or any other Person, enter the premises of any Grantor where any Collateral is located (through self-help and without judicial process) to collect, receive, assemble, process, appropriate, sell, lease, assign, grant an option or options to purchase or otherwise dispose of, deliver, or realize upon, the Collateral or any part thereof in one or more parcels at public or private sale or sales (which sales may be adjourned or continued from time to time with or without notice and may take place at any Grantor’s premises of elsewhere), for cash, on credit or for future delivery without assumption of any credit risk, and upon such other terms as the Administrative Agent may deem commercially reasonable.

(v)
Concurrently with written notice to the applicable Grantor, transfer and register in its name or in the name of its nominee the whole or any part of the Pledged Collateral, to exchange certificates or instruments representing or evidencing Pledged Collateral for certificates or instruments of smaller or larger denominations, to exercise the voting and all other rights as a holder with respect thereto, to collect and receive all cash dividends, interest, principal and other distributions made thereon and to otherwise act with respect to the Pledged Collateral as though the Administrative Agent was the outright owner thereof.

5.2.2  The Administrative Agent, on behalf of the Secured Parties, may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral, and such compliance will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

5.2.3  The Administrative Agent shall have the right upon any such public sale or sales and, to the extent permitted by law, upon any such private sale or sales, to purchase for the benefit of the Administrative Agent and the other Secured Parties, the whole or any part of the Collateral so sold, free of any right of equity redemption, which equity redemption the Grantor hereby expressly releases.

5.2.4  Until the Administrative Agent is able to effect a sale, lease, or other disposition of Collateral, the Administrative Agent shall have the right to hold or use Collateral, or any part thereof, to the extent that it deems appropriate for the purpose of preserving Collateral or its value or for any other purpose deemed appropriate by the Administrative Agent.  The Administrative Agent may, if it so elects, seek the appointment of a receiver or keeper to take possession of Collateral and to enforce any of the Administrative Agent’s remedies (for the benefit of the Administrative Agent and other Secured Parties), with respect to such appointment without prior notice or hearing as to such appointment.

5.2.5  If, after the Credit Agreement has terminated by its terms and all of the Secured Obligations have been paid in full, there remain outstanding obligations under or in connection with Swap Agreements or Banking Services Agreements, the Required Lenders may exercise the remedies provided in this Section 5.2 upon the occurrence of any event which would allow or require the termination or acceleration of any such obligations.

5.2.6  Notwithstanding the foregoing, neither the Administrative Agent nor any other Secured Party shall be required to (i) make any demand upon, or pursue or exhaust any of their rights or remedies against, any Grantor, any other obligor, guarantor, pledgor or any other Person with respect to the payment of the Secured Obligations or to pursue or exhaust any of their rights or remedies with respect to any Collateral therefor or any direct or indirect guarantee thereof, (ii) marshal the Collateral or any guarantee of the Secured Obligations or to resort to the Collateral or any such guarantee in any particular order, or (iii) effect a public sale of any Collateral.

5.2.7  Each Grantor recognizes that the Administrative Agent may be unable to effect a public sale of any or all the Pledged Collateral and may be compelled to resort to one or more private sales thereof in accordance with Section 5.2.1 above.  Each Grantor also acknowledges that any private sale may result in prices and other terms less favorable to the seller than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall not be deemed to have been made in a commercially unreasonable manner solely by virtue of such sale being private.  The Administrative Agent shall be under no obligation to delay a sale of any of the Pledged Collateral for the period of time necessary to permit any Grantor or the issuer of the Pledged Collateral to register such securities for public sale under the Securities Act of 1933, as amended, or under applicable state securities laws, even if the applicable Grantor and the issuer would agree to do so.

5.3.  Grantors’ Obligations Upon Default.  Upon the request of the Administrative Agent after the occurrence and during the continuation of a Default, each Grantor will:

5.3.1  Assembly of Collateral.  Assemble and make available to the Administrative Agent the Collateral and all books and records relating thereto at any place or places specified by the Administrative Agent that is reasonably convenient to such Grantor and the Administrative Agent.

5.3.2  Secured Party Access.  Permit the Administrative Agent, by the Administrative Agent’s representatives and agents, to enter, occupy and use any premises where all or any part of the Collateral, or the books and records relating thereto, or both, are located, to take possession of all or any part of the Collateral, or the books and records relating thereto, or both, to remove all or any part of the Collateral, or the books and records relating thereto, or both, and to conduct sales of the Collateral, without any obligation to pay the Grantor for such use and occupancy.

5.3.3  Prepare and file, or cause an issuer of Pledged Collateral (with the understanding that the applicable Grantor shall only be required to use commercially reasonable efforts with respect to any issuer that is not wholly-owned or majority-owned by one or more Grantors) to prepare and file, with the Securities and Exchange Commission or any other applicable government agency, registration statements, a prospectus and such other documentation in connection with the Pledged Collateral as the Administrative Agent may request, all in form and substance satisfactory to the Administrative Agent, and furnish to the Administrative Agent, or cause an issuer of Pledged Collateral to furnish to the Administrative Agent, any information regarding the Pledged Collateral in such detail as the Administrative Agent may specify.

5.3.4  Take, or cause an issuer of Pledged Collateral to take, any and all actions necessary to register or qualify the Pledged Collateral to enable the Administrative Agent to consummate a public sale or other disposition of the Pledged Collateral.

5.4.  License.  The Administrative Agent is hereby granted a license or other right to use, following the occurrence and during the continuance of a Default, without charge, each Grantor’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, customer lists and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral, and, following the occurrence and during the continuance of a Default, such Grantor’s rights under all licenses and all franchise agreements shall inure to the Administrative Agent’s benefit.  In addition, each Grantor hereby irrevocably agrees that the Administrative Agent may, following the occurrence and during the continuance of a Default, sell any of such Grantor’s Inventory directly to any person, including without limitation persons who have previously purchased such Grantor’s Inventory from such Grantor and in connection with any such sale or other enforcement of the Administrative Agent’s rights under this Security Agreement, may sell Inventory which bears any trademark owned by or licensed to such Grantor and any Inventory that is covered by any copyright owned by or licensed to such Grantor and the Administrative Agent may (but shall have no obligation to) finish any work in process and affix any trademark owned by or licensed to such Grantor and sell such Inventory as provided herein.

ARTICLE VI

WAIVERS, AMENDMENTS AND REMEDIES

No delay or omission of the Administrative Agent or any Secured Party to exercise any right or remedy granted under this Security Agreement shall impair such right or remedy or be construed to be a waiver of any Default or Event of Default or an acquiescence therein, and any single or partial exercise of any such right or remedy shall not preclude any other or further exercise thereof or the exercise of any other right or remedy.  No waiver, amendment or other variation of the terms, conditions or provisions of this Security Agreement whatsoever shall be valid unless in writing signed by the Administrative Agent and each Grantor, and then only to the extent in such writing specifically set forth, provided that the addition of any Subsidiary as a Grantor hereunder by execution of a Security Agreement Supplement in the form of Annex I (with such modifications as shall be acceptable to the Administrative Agent) shall not require receipt of any consent from or execution of any documentation by any other Grantor party hereto.  All rights and remedies contained in this Security Agreement or by law afforded shall be cumulative and all shall be available to the Administrative Agent and the Secured Parties until the Secured Obligations have been paid in full.

ARTICLE VII

PROCEEDS; COLLECTION OF RECEIVABLES

7.1.  Lockboxes.  Upon request of the Administrative Agent after the occurrence of a Default, each Grantor shall execute and deliver to the Administrative Agent irrevocable lockbox agreements in the form provided by or otherwise acceptable to the Administrative Agent, which agreements shall be accompanied by an acknowledgment by the bank where the lockbox is located of the Lien of the Administrative Agent granted hereunder and of irrevocable instructions to wire all amounts collected therein to a special collateral account at the Administrative Agent.

7.2.  Collection of Receivables.  The Administrative Agent may, at any time after the occurrence and during the continuation of a Default, by giving each Grantor written notice, elect to require that the Receivables be paid directly to the Administrative Agent for the benefit of the Secured Parties.  In such event, each Grantor shall, and shall permit the Administrative Agent to, promptly notify the account debtors or obligors under the Receivables owned by such Grantor of the Administrative Agent’s interest therein and direct such account debtors or obligors to make payment of all amounts then or thereafter due under such Receivables directly to the Administrative Agent.  Upon receipt of any such notice from the Administrative Agent, each Grantor shall thereafter hold in trust for the Administrative Agent, on behalf of the Secured Parties, all amounts and proceeds received by it with respect to the Receivables and Other Collateral and immediately and at all times thereafter deliver to the Administrative Agent all such amounts and proceeds in the same form as so received, whether by cash, check, draft or otherwise, with any necessary endorsements.  The Administrative Agent shall hold and apply funds so received as provided by the terms of Sections 7.3 and 7.4 hereof.

7.3.  Special Collateral Account.  The Administrative Agent may, at any time after the occurrence and during the continuation of a Default, require all cash proceeds of the Collateral to be deposited in a special non-interest bearing cash collateral account with the Administrative Agent and held there as security for the Secured Obligations.  No Grantor shall have any control whatsoever over such cash collateral account.  If any Default has occurred and is continuing, the Administrative Agent may (and shall, at the direction of the Required Lenders), from time to time, apply the collected balances in such cash collateral account to the payment of the Secured Obligations whether or not the Secured Obligations shall then be due.

7.4.  Application of Proceeds.  The proceeds of the Collateral shall be applied by the Administrative Agent to payment of the Secured Obligations as provided under Section 2.18 of the Credit Agreement.

ARTICLE VIII

GENERAL PROVISIONS

8.1.  Notice of Disposition of Collateral; Condition of Collateral.  Each Grantor hereby waives notice of the time and place of any public sale or the time after which any private sale or other disposition of all or any part of the Collateral may be made.  To the extent such notice may not be waived under applicable law, any notice made shall be deemed reasonable if sent to the Borrower, addressed as set forth in Article IX, at least ten (10) days prior to (i) the date of any such public sale or (ii) the time after which any such private sale or other disposition may be made.  The Administrative Agent shall have no obligation to clean-up or otherwise prepare the Collateral for sale.  To the maximum extent permitted by applicable law, each Grantor waives all claims, damages, and demands against the Administrative Agent or any other Secured Party arising out of the repossession, retention or sale of the Collateral, except such as arise solely out of the gross negligence or willful misconduct of the Administrative Agent or such other Secured Party as finally determined by a court of competent jurisdiction. To the extent it may lawfully do so, each Grantor absolutely and irrevocably waives and relinquishes the benefit and advantage of, and covenants not to assert against the Administrative Agent or any other Secured Party, any valuation, stay, appraisal, extension, moratorium, redemption or similar laws and any and all rights or defenses it may have as a surety now or hereafter existing which, but for this provision, might be applicable to the sale of any Collateral made under the judgment, order or decree of any court, or privately under the power of sale conferred by this Security Agreement, or otherwise.  Except as otherwise specifically provided herein, each Grantor hereby waives presentment, demand, protest or any notice (to the maximum extent permitted by applicable law) of any kind in connection with this Security Agreement or any Collateral.

8.2.  Limitation on Administrative Agent’s and other Secured Parties’ Duty with Respect to the Collateral.  The Administrative Agent and each other Secured Party shall use reasonable care with respect to the Collateral in its possession or under its control.  Neither the Administrative Agent nor any other Secured Party shall have any other duty as to any Collateral in its possession or control or in the possession or control of any agent or nominee of the Administrative Agent or such other Secured Party, or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto. To the extent that applicable law imposes duties on the Administrative Agent to exercise remedies in a commercially reasonable manner, each Grantor acknowledges and agrees that it is commercially reasonable for the Administrative Agent (i) to fail to incur expenses deemed significant by the Administrative Agent to prepare Collateral for disposition or otherwise to transform raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against account debtors or other Persons obligated on Collateral or to remove Liens on or any adverse claims against Collateral, (iv) to exercise collection remedies against account debtors and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other Persons, whether or not in the same business as such Grantor, for expressions of interest in acquiring all or any portion of such Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, such as title, possession or quiet enjoyment, (xi) to purchase insurance or credit enhancements to insure the Administrative Agent against risks of loss, collection or disposition of Collateral or to provide to the Administrative Agent a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by the Administrative Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Administrative Agent in the collection or disposition of any of the Collateral.  Each Grantor acknowledges that the purpose of this Section 8.2 is to provide non-exhaustive indications of what actions or omissions by the Administrative Agent would be commercially reasonable in the Administrative Agent’s exercise of remedies against the Collateral and that other actions or omissions by the Administrative Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 8.2.  Without limitation upon the foregoing, nothing contained in this Section 8.2 shall be construed to grant any rights to any Grantor or to impose any duties on the Administrative Agent that would not have been granted or imposed by this Security Agreement or by applicable law in the absence of this Section 8.2.

8.3.  Compromises and Collection of Collateral.  Each Grantor and the Administrative Agent recognize that setoffs, counterclaims, defenses and other claims may be asserted by obligors with respect to certain of the Receivables, that certain of the Receivables may be or become uncollectible in whole or in part and that the expense and probability of success in litigating a disputed Receivable may exceed the amount that reasonably may be expected to be recovered with respect to a Receivable.  In view of the foregoing, each Grantor agrees that the Administrative Agent may at any time and from time to time, if a Default has occurred and is continuing, compromise with the obligor on any Receivable, accept in full payment of any Receivable such amount as the Administrative Agent in its sole discretion shall determine or abandon any Receivable, and any such action by the Administrative Agent shall be commercially reasonable so long as the Administrative Agent acts in good faith based on information known to it at the time it takes any such action.

8.4.  Secured Party Performance of Grantor’s Obligations.  Without having any obligation to do so, the Administrative Agent may perform or pay any obligation which any Grantor has agreed to perform or pay in this Security Agreement and such Grantor shall reimburse the Administrative Agent for any reasonable amounts paid by the Administrative Agent pursuant to this Section 8.4.  Each Grantor’s obligation to reimburse the Administrative Agent pursuant to the preceding sentence shall be a Secured Obligation payable on demand.

8.5.  Authorization for Secured Party to Take Certain Action.  Each Grantor irrevocably authorizes the Administrative Agent at any time and from time to time in the sole discretion of the Administrative Agent and appoints the Administrative Agent as its attorney in fact (i) to execute on behalf of such Grantor as debtor and to file financing statements necessary or desirable in the Administrative Agent’s sole discretion to perfect and to maintain the perfection and priority of the Administrative Agent’s security interest in the Collateral, (ii) to indorse and collect any cash proceeds of the Collateral, (iii) to file a carbon, photographic or other reproduction of this Security Agreement or any financing statement with respect to the Collateral as a financing statement and to file any other financing statement or amendment of a financing statement (which does not add new collateral or add a debtor) in such offices as the Administrative Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the Administrative Agent’s security interest in the Collateral, (iv) to contact and enter into one or more agreements with the issuers of uncertificated securities which are Collateral owned by such Grantor and which are Securities or with financial intermediaries holding other Investment Property as may be necessary or advisable to give the Administrative Agent Control over such Securities or other Investment Property, (v) subject to the terms of Section 4.1.5 hereof, to enforce payment of the Instruments, Accounts and Receivables in the name of the Administrative Agent or such Grantor, (vi) to apply the proceeds of any Collateral received by the Administrative Agent to the Secured Obligations as provided in Article VII and (vii) to discharge past due taxes, assessments, charges, fees or Liens on the Collateral (except for such Liens as are specifically permitted hereunder or under any other Loan Document), and each Grantor agrees to reimburse the Administrative Agent on demand for any reasonable payment made or any reasonable expense incurred by the Administrative Agent in connection therewith, provided that this authorization shall not relieve any Grantor of any of its obligations under this Security Agreement or under the Credit Agreement.

8.6.  Specific Performance of Certain Covenants.  Each Grantor acknowledges and agrees that a breach of any of the covenants contained in Sections 4.1.5, 4.1.6, 4.4, 5.3, or 8.8 or in Article VII hereof will cause irreparable injury to the Administrative Agent and the Secured Parties, that the Administrative Agent and Secured Parties have no adequate remedy at law in respect of such breaches and therefore agrees, without limiting the right of the Administrative Agent or the Secured Parties to seek and obtain specific performance of other obligations of the Grantors contained in this Security Agreement, that the covenants of the Grantors contained in the Sections referred to in this Section 8.6 shall be specifically enforceable against the Grantors.

8.7.  Use and Possession of Certain Premises.  Upon the occurrence of a Default, the Administrative Agent shall be entitled to occupy and use any premises owned or leased by the Grantors where any of the Collateral or any records relating to the Collateral are located until the Secured Obligations are paid or the Collateral is removed therefrom, whichever first occurs, without any obligation to pay any Grantor for such use and occupancy.

8.8.  Dispositions Not Authorized.  No Grantor is authorized to sell or otherwise dispose of the Collateral except as set forth in Section 4.1.5 hereof and notwithstanding any course of dealing between any Grantor and the Administrative Agent or other conduct of the Administrative Agent, no authorization to sell or otherwise dispose of the Collateral (except as set forth in Section 4.1.5 hereof) shall be binding upon the Administrative Agent or the Secured Parties unless such authorization is in writing signed by the Administrative Agent with the consent or at the direction of the Required Lenders.

8.9.  Reinstatement.  This Security Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Grantor for liquidation or reorganization, should any Grantor become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of any Grantor’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Secured Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made.  In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Secured Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

8.10.    Benefit of Agreement.  The terms and provisions of this Security Agreement shall be binding upon and inure to the benefit of the Grantors, the Administrative Agent and the Secured Parties and their respective successors and assigns (including all persons who become bound as a debtor to this Security Agreement), except that the Grantors shall not have the right to assign their rights or delegate their obligations under this Security Agreement or any interest herein, without the prior written consent of the Administrative Agent.  No sales of participations, assignments, transfers, or other dispositions of any agreement governing the Secured Obligations or any portion thereof or interest therein shall in any manner impair the Lien granted to the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, hereunder.

8.11.    Survival of Representations.  All representations and warranties of the Grantors contained in this Security Agreement shall survive the execution and delivery of this Security Agreement.

8.12.    Taxes and Expenses.  Any Taxes payable or ruled payable by a Federal or State authority in respect of this Security Agreement and the Collateral shall be paid by the Grantors, together with interest and penalties, if any (except (i) Excluded Taxes and (ii) Taxes imposed on the net income of the Administrative Agent or a Secured Party that are attributable to gain from the sale or other disposition of the Collateral to the extent that, after taking into account the proceeds therefrom and without regard to such Taxes, the Administrative Agent or such Secured Party has been made whole under the Loan Documents).  The Grantors shall reimburse the Administrative Agent for any and all reasonable out-of-pocket expenses (including reasonable attorneys’, auditors’ and accountants’ fees) paid or incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, collection and enforcement of this Security Agreement and in the audit, analysis, administration, collection, preservation or sale of the Collateral (including the expenses and charges associated with any periodic or special audit of the Collateral).  Any and all costs and expenses incurred by the Grantors in the performance of actions required pursuant to the terms hereof shall be borne solely by the Grantors.

8.13.    Headings.  The title of and section headings in this Security Agreement are for convenience of reference only, and shall not govern the interpretation of any of the terms and provisions of this Security Agreement.

8.14.    Termination.  This Security Agreement shall continue in effect (notwithstanding the fact that from time to time there may be no Secured Obligations outstanding) until (i) any and all commitments to extend credit under the Loan Documents have terminated, and the Credit Agreement has terminated pursuant to its express terms and (ii) all of the Secured Obligations (other than Unliquidated Obligations) have been indefeasibly paid in cash and performed in full (or with respect to any outstanding Letters of Credit, a cash deposit or backup Letter of Credit has been delivered to the Administrative Agent as required by the Credit Agreement) and no commitments of the Administrative Agent or the Secured Parties which would give rise to any Obligations are outstanding.

8.15.    Entire Agreement.  This Security Agreement embodies the entire agreement and understanding between the Grantors and the Administrative Agent relating to the Collateral and supersedes all prior agreements and understandings among the Grantors and the Administrative Agent relating to the Collateral.

8.16.    Governing Law; Jurisdiction; Waiver of Jury Trial.

8.16.1  THIS SECURITY AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

8.16.2  Each Grantor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Security Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each Grantor hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each Grantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Security Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Security Agreement or any other Loan Document against any Grantor or its properties in the courts of any jurisdiction.

8.16.3  Each Grantor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Security Agreement or any other Loan Document in any court referred to in Section 8.16.2.  Each Grantor hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

8.16.4  Each party to this Security Agreement irrevocably consents to service of process in the manner provided for notices in Article IX of this Security Agreement, and each of the Grantors hereby appoints the Borrower as its agent for service of process.  Nothing in this Security Agreement or any other Loan Document will affect the right of any party to this Security Agreement to serve process in any other manner permitted by law.

8.16.5  WAIVER OF JURY TRIAL.  EACH GRANTOR HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SECURITY AGREEMENT OR ANY OTHER LOAN DOCUMENT (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH GRANTOR (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER GRANTOR HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER GRANTOR WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER GRANTORS HAVE BEEN INDUCED TO ENTER INTO THIS SECURITY AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

8.17.    Indemnity.  Each Grantor hereby agrees, jointly with the other Grantors and severally, to indemnify the Administrative Agent and the Secured Parties, and their respective successors, assigns, agents and employees, from and against any and all liabilities, damages, penalties, suits, costs, and expenses of any kind and nature  (including, without limitation, all expenses of litigation or preparation therefor whether or not the Administrative Agent or any Secured Party is a party thereto) imposed on, incurred by or asserted against the Administrative Agent or the Secured Parties, or their respective successors, assigns, agents and employees, in any way relating to or arising out of this Security Agreement or any other Loan Document, or the manufacture, purchase, acceptance, rejection, ownership, delivery, lease, possession, use, operation, condition, sale, return or other disposition of any Collateral (including, without limitation, latent and other defects, whether or not discoverable by the Administrative Agent or the Secured Parties or any Grantor, and any claim for patent, trademark or copyright infringement), except to the extent caused by the gross negligence or willful misconduct of the indemnified party.

8.18.   Subordination of Intercompany Indebtedness.  Each Grantor agrees that any and all claims of such Grantor against any other Grantor (each an “Obligor”) with respect to any “Intercompany Indebtedness” (as hereinafter defined), any endorser, obligor or any other guarantor of all or any part of the Secured Obligations, or against any of its properties shall be subordinate and subject in right of payment to the prior payment, in full and in cash, of all Secured Obligations, provided that, and not in contravention of the foregoing, so long as no Default or Event of Default has occurred and is continuing, such Grantor may make loans to and receive payments in the ordinary course of business with respect to such Intercompany Indebtedness from each such Obligor to the extent not prohibited by the terms of this Security Agreement and the other Loan Documents.  Notwithstanding any right of any Grantor to ask, demand, sue for, take or receive any payment from any Obligor, all rights, liens and security interests of such Grantor, whether now or hereafter arising and howsoever existing, in any assets of any other Obligor shall be and are subordinated to the rights of the Secured Parties and the Administrative Agent in those assets.  No Grantor shall have any right to possession of any such asset or to foreclose upon any such asset, whether by judicial action or otherwise, unless and until this Security Agreement has terminated in accordance with Section 8.14.  If all or any part of the assets of any Obligor, or the proceeds thereof, are subject to any distribution, division or application to the creditors of such Obligor, whether partial or complete, voluntary or involuntary, and whether by reason of liquidation, bankruptcy, arrangement, receivership, assignment for the benefit of creditors or any other action or proceeding, or if the business of any such Obligor is dissolved or if substantially all of the assets of any such Obligor are sold, then, and in any such event (such events being herein referred to as an “Insolvency Event”), any payment or distribution of any kind or character, either in cash, securities or other property, which shall be payable or deliverable upon or with respect to any indebtedness of any Obligor to any Grantor (“Intercompany Indebtedness”) shall be paid or delivered directly to the Administrative Agent for application on any of the Secured Obligations, due or to become due, until such Secured Obligations (other than contingent indemnity obligations) shall have first been fully paid and satisfied (in cash).  Should any payment, distribution, security or instrument or proceeds thereof be received by the applicable Grantor upon or with respect to the Intercompany Indebtedness after any Insolvency Event and prior to the termination of this Security Agreement in accordance with Section 8.14, such Grantor shall receive and hold the same in trust, as trustee, for the benefit of the Secured Parties and shall forthwith deliver the same to the Administrative Agent, for the benefit of the Secured Parties, in precisely the form received (except for the endorsement or assignment of the Grantor where necessary), for application to any of the Secured Obligations, due or not due, and, until so delivered, the same shall be held in trust by the Grantor as the property of the Secured Parties.  If any such Grantor fails to make any such endorsement or assignment to the Administrative Agent, the Administrative Agent or any of its officers or employees is irrevocably authorized to make the same.  Each Grantor agrees that until the termination of this Security Agreement in accordance with Section 8.14, no Grantor will assign or transfer to any Person (other than the Administrative Agent or the Borrower or another Grantor) any claim any such Grantor has or may have against any Obligor.

8.19.    Severability.  Any provision in this Security Agreement that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of this Security Agreement are declared to be severable.

8.20.    Counterparts.  This Security Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Delivery of an executed counterpart of a signature page of this Security Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Security Agreement.

ARTICLE IX

NOTICES

9.1.  Sending Notices.  Any notice required or permitted to be given under this Security Agreement shall be sent (and deemed received) in the manner and to the addresses set forth in Section 9.01 of the Credit Agreement.  Any notice delivered to the Borrower shall be deemed to have been delivered to all of the Grantors.

9.2.  Change in Address for Notices.  Each of the Grantors, the Administrative Agent and the Lenders may change the address for service of notice upon it by a notice in writing to the other parties.

ARTICLE X

THE ADMINISTRATIVE AGENT

JPMorgan Chase Bank, N.A. has been appointed Administrative Agent for the Secured Parties hereunder pursuant to Article VIII of the Credit Agreement.  It is expressly understood and agreed by the parties to this Security Agreement that any authority conferred upon the Administrative Agent hereunder is subject to the terms of the delegation of authority made by the Secured Parties to the Administrative Agent pursuant to the Credit Agreement, and that the Administrative Agent has agreed to act (and any successor Administrative Agent shall act) as such hereunder only on the express conditions contained in such Article VIII.  Any successor Administrative Agent appointed pursuant to Article VIII of the Credit Agreement shall be entitled to all the rights, interests and benefits of the Administrative Agent hereunder.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the Grantors and the Administrative Agent have executed this Security Agreement as of the date first above written.

LAYNE CHRISTENSEN COMPANY, as a Grantor

By:	/s/ James R. Easter
Name: James R. Easter
Title: Senior Vice President – Finance and Treasurer

BOYLES BROS. DRILLING COMPANY
CHRISTENSEN BOYLES CORPORATION
INTERNATIONAL DIRECTIONAL SERVICES, L.L.C.
LAYNE TEXAS, INCORPORATED
MID-CONTINENT DRILLING COMPANY
SHAWNEE OIL & GAS, L.L.C.
STAMM-SCHEELE INCORPORATED
VIBRATION TECHNOLOGY, INC.
LAYNE ENERGY, INC.
LAYNE ENERGY CHERRYVALE, LLC
LAYNE ENERGY CHERRYVALE PIPELINE, LLC
FENIX SUPPLY LLC, formerly known as Layne Energy Dawson, LLC
LAYNE INTERNATIONAL, LLC, formerly known as Layne Energy Dawson Pipeline, LLC
WINDSOR RESOURCES PIPELINE, LLC, formerly known as Layne Energy Illinois Pipeline, LLC
LAYNE ENERGY HOLDING, LLC, formerly known as Layne Energy Marketing, LLC
LAYNE ENERGY OPERATING, LLC
LAYNE ENERGY OSAGE, LLC
LAYNE ENERGY PIPELINE, LLC
LAYNE ENERGY PRODUCTION, LLC
LAYNE ENERGY RESOURCES, INC.
LAYNE ENERGY SYCAMORE, LLC
LAYNE ENERGY SYCAMORE PIPELINE, LLC
LAYNE WATER DEVELOPMENT AND STORAGE, LLC
CHERRYVALE PIPELINE, LLC
LAYNE HEAVY CIVIL, INC., formerly known as Reynolds, Inc.
LAYNE SOUTHWEST, INC., formerly known as Reynolds Southwest, Inc.
INLINER TECHNOLOGIES, LLC
LINER PRODUCTS, LLC

LAYNE INLINER, LLC, formerly known as Reynolds Inliner, LLC
LAYNE TRANSPORT CO., formerly known as Reynolds Transport Co.
COLLECTOR WELLS INTERNATIONAL, INC.
INTERNATIONAL WATER CONSULTANTS, INC.
INLINER AMERICAN, INC., formerly known as American Water Services Underground Infrastructure, Inc.
MAG CON, INC.
MEADORS CONSTRUCTION CO., INC.
W.L. HAILEY & COMPANY, INC.
BENCOR CORPORATION OF AMERICA— FOUNDATION SPECIALIST
REYNOLDS WATER ISLAMORADA, LLC

By:	/s/ James R. Easter
Name: James R. Easter
Title: Vice President of each of the above entities

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:  /s/ R. Todd Hovermale
Name: R. Rodd Hovermale
Title: Vice President